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                                                                      EXHIBIT 21


                           SUBSIDIARIES OF THE COMPANY


                                            Jurisdiction of                    Percentage
Name                                        Incorporation                        Owned
----                                        ---------------                    ----------
Focused Media Limited                       Ireland                               97%
      Global Golf Limited                   Ireland                              100%

Golf Shoes Plus Inc.                        Florida                              100%

Pro's Edge Wholesale Incorporated           Florida                              100%

Keynote Acquisition Corporation             Delaware                             100%

HMW Golf, Inc.                              Florida                              100%